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                                                                   Exhibit 10.15

[INTELLESALE LETTERHEAD]



December   , 1999

Michael Erickson
2333 Waters Drive
St. Paul, MN  55120

Dear Mike:

         This letter is to confirm our agreement as follows:

         1. On or before September 10, 1999, you shall transfer all of your shares of capital stock in Norcom Resources Incorporated (free and clear of all claims, liens or encumbrances) to Intellesale.com, Inc. ("Intellesale") by sending the following:

                         (a) the certificate or certificates representing the
                             shares of capital stock of Norcom Resources
                             Incorporated owned by you, and
                         (b) a stock power (one is included with this letter).

         2. In exchange for your shares and in full satisfaction of all future obligations to you under the Agreement of Sale, dated March 27, 1997, as amended (the "Agreement"), Intellesale will, within 30 days of the closing of an initial public offering of common stock of Intellesale (an "IPO"), do the following:

                         (a)                     pay you, by check or wire
                             transfer, the amount of $360,000, and
                         (b)                     issue to you shares of common
                             stock of Intellesale having an aggregate value of $360,000 (such value being based on the per share offering price of common stock in the IPO).



         3. You must notify Intellesale your wire transfer information in case Intellesale chooses to pay this amount by wire transfer. If paid in Common Stock of Intellesale, such shares of Common Stock shall be valued at the offering price to the public in the IPO.

         4. If an IPO has not occurred by February 25, 2002, then you may require Intellesale, by delivery of written notice, to pay you $720,000 in cash. Each such payment shall be made within 30 days of receipt of such

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                  notice and all obligations to you hereunder or under the
                  Agreement will terminate.

         5. After giving effect to the transfer in Paragraph 1, you represent and warrant that you will not own any equity security in Norcom Resources Incorporated.

         6. This letter shall not modify any obligation of Applied Digital Solutions to grant to you a stock option to acquire 40,000 shares of common stock of Applied Digital Solutions at an exercise price of $4.00 on the terms and conditions set forth in your employment agreement entered into contemporaneously with the Agreement.

         The share certificates and stock power referred to in Paragraph 1 should be sent BY OVERNIGHT MAIL to:

                  Ed Cummings
                  Intellesale.com
                  2047 Rte. 130 North
                  Burlington, NJ  08016

                                                Very truly yours,

                                                INTELLESALE.COM, INC.


                                                By:____________________________
                                                   Name:
                                                   Title:

Agreed to and accepted:


By:_________________________
   Michael Erickson